Exhibit 99.1

Alpha Pro Tech

 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014

Fourth Quarter Consolidated Sales Increased 16.4% to $12.2 Million

Income from Operations Increased 42.3% for the Fourth Quarter and 34.4% for the Full Year

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Consolidated sales increased 8.8% to $47.6 million for the year ended December 31, 2014, compared to $43.8 million for the year ended December 31, 2013.

●	Net income increased 31.9% to $2.7 million for the year ended December 31, 2014, compared to $2.1 million for the year ended December 31, 2013.

●	Diluted earnings per common share for the year ended December 31, 2014 were $0.15, compared to $0.11 per diluted common share for the year ended December 31, 2013.

Nogales, Arizona – March 5, 2015 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2014.

Consolidated sales for the fourth quarter ended December 31, 2014 increased 16.4% to $12.2 million from $10.5 million for the comparable quarter of 2013. Building Supply segment sales for the fourth quarter of 2014 increased by 2.6% to $6.1 million, compared to $5.9 million for the same period of 2013. The sales mix of the Building Supply segment for the fourth quarter of 2014 was 61% for synthetic roof underlayment, 35% for housewrap and 4% for other woven material. This compared to 57% for synthetic roof underlayment, 40% for housewrap and 3% for other woven material for the fourth quarter of 2013. Sales for the Disposable Protective Apparel segment for the fourth quarter of 2014 increased 13.3% to $4.1 million, compared to $3.6 million for the same period of 2013. The increase was primarily due to increased sales to our regional, national and international distributor network, as well as increased sales resulting from the Ebola outbreak. Infection Control segment sales for the fourth quarter of 2014 increased by 107%, or $1.1 million, to $2.1 million, compared to $1.0 million for the same period of 2013, primarily due to the increase in sales resulting from the Ebola outbreak.

Consolidated sales for the year ended December 31, 2014 increased by 8.8%, or $3.8 million, to $47.6 million from $43.8 million for the comparable period of 2013. This increase consisted of increased sales in all three of the Company’s segments - Building Supply, Disposable Protective Apparel and Infection Control.

Building Supply segment sales in 2014 increased 4.5%, or $1.2 million, to a record $27.5 million, compared to $26.4 million in 2013. Building Supply segment sales have increased each year since 2008. The increase in 2014 was primarily due to an 8.6% increase in sales of synthetic roof underlayment, partially offset by a 1.5% decrease in sales of housewrap. The sales mix of the Building Supply segment for the year ended December 31, 2014 was 63% for synthetic roof underlayment, 33% for housewrap and 4% for other woven material. This compared to 61% for synthetic roof underlayment, 35% for housewrap and 4% for other woven material for the year ended December 31, 2013.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2014 increased 11.2%, or $1.5 million, to $14.7 million, compared to $13.2 million for 2013. The increase was primarily due to a significant increase in sales of disposable protective apparel to regional and national distributors.

Infection Control segment sales for the year ended December 31, 2014 increased 28.0%, or $1.2 million, to $5.4 million, compared to $4.2 million for 2013. Mask sales were up by 8.6%, or $0.3 million, to $3.2 million, and shield sales were up by 73.4%, or $0.9 million, to $2.2 million. The overall increase in sales in this segment was primarily due to the increased demand generated by the Ebola outbreak in the fourth quarter of 2014.

Al Millar, President of Alpha Pro Tech, commented, “We delivered solid top-line growth across all segments of our business during 2014. The Building Supply segment grew as a direct result of an increase in sales of our synthetic roof underlayment products, REX™ SynFelt and TECHNOply™. This segment has shown year over year growth for seven consecutive years, and we believe that sales will continue to grow as we introduce new products and gain market share. Our Disposable Protective Apparel segment had significant growth in 2014 as a result of our focus on broadening our distribution network. Our Infection Control segment benefited from demand resulting from the fight against infectious diseases, including the deadly Ebola virus. During the Ebola crisis in the fourth quarter of 2014, we experienced a real and quantifiable impact on our business, especially the Infection Control segment. We were able to react quickly and ramp up our production capacity in the Infection Control segment to increase output and meet the rising demand. This resulted in a doubling in sales for this segment during the fourth quarter of 2014 compared to the same quarter of 2013.”

Gross profit for the fourth quarter ended December 31, 2014 increased by 13.1% to $4.4 million, or 36.4% gross profit margin, compared to $3.9 million, or 37.4% gross profit margin, for the same period in 2013. Gross profit for the year ended December 31, 2014 increased 7.5% to $17.5 million, or 36.6% gross profit margin, from $16.2 million, or 37.1% gross profit margin, for the same period of 2013.

Selling, general and administrative expenses increased by 10.1% to $3.6 million for the fourth quarter of 2014 from $3.2 million for the same quarter of 2013. As a percentage of net sales, selling, general and administrative expenses decreased to 29.1% for the fourth quarter ended December 31, 2014 from 30.7% for the same period of 2013.

Selling, general and administrative expenses increased by 3.0% to $13.5 million for the year ended December 31, 2014 from $13.1 million for 2013. As a percentage of net sales, selling, general and administrative expenses decreased to 28.4% for the year ended December 31, 2014 from 29.9% for 2013.

Income from operations increased by $218,000, or 42.3%, to $733,000 for the fourth quarter of 2014, compared to income from operations of $515,000 for the fourth quarter of 2013. Income from operations increased by $823,000, or 34.4%, to $3,218,000 for the year ended December 31, 2014, compared to income from operations of $2,395,000 for the year ended December 31, 2013.

Net income decreased for the fourth quarter of 2014 to $612,000, compared to $684,000 for the same period in 2013, a decrease of $72,000 or 10.5% as compared to the same period in 2013. Excluding a gain on investment in common stock warrants of $350,000 in the fourth quarter of 2013, net income for the fourth quarter of 2014 was up 83.2%. Management believes that the exclusion of the gain on investment in common stock warrants recognized in the fourth quarter of 2013 when comparing the change in fourth quarter net income between periods is relevant as the warrants were exercised during 2014 and will no longer impact net income going forward. Net income as a percentage of net sales for the fourth quarter of 2014 and 2013 was 5.0% and 6.5%, respectively. Basic and diluted earnings per common share for the quarters ended December 31, 2014 and 2013 were $0.03 and $0.04, respectively.

Net income increased by 31.9% to $2.7 million for the year ended December 31, 2014, compared to $2.1 million for the same period of 2013. Net income as a percentage of net sales for the year ended December 31, 2014 was 5.8%, and net income as a percentage of net sales for 2013 was 4.7%. Basic and diluted earnings per common share for the years ended December 31, 2014 and 2013 were $0.15 and $0.11, respectively.

The consolidated balance sheet remained strong with a current ratio of 15:1 as of December 31, 2014, compared to 19:1 as of December 31, 2013. The Company completed 2014 with working capital of $33.2 million.

Inventories increased by $2.4 million, or 17.0%, to $16.5 million as of December 31, 2014 from $14.1 million as of December 31, 2013. The increase was primarily due to an increase in inventories for the Building Supply segment of $2.9 million, or 50.0%, to $8.7 million and an increase in inventories for the Infection Control segment of $58,000, or 1.8%, to $3.3 million, partially offset by a decrease in inventories for the Disposable Protective Apparel segment of $547,000, or 10.7%, to $4.6 million.

Lloyd Hoffman, Chief Financial Officer, commented, “At the end of the fourth quarter of 2014, we had $1.4 million available for additional stock purchases under our stock repurchase program. For the 2014 year, we repurchased 1,019,553 shares of common stock at a cost of $2.2 million, bringing the program total to 11,544,531 shares of common stock repurchased at an aggregate cost of $16.1 million since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets

	December 31,
	2014	2013
Assets
Current assets:
Cash	$5,495,000	$8,215,000
Investments	2,840,000	1,606,000
Accounts receivable, net of allowance for doubtful accounts of $60,000 and $85,000 as of December 31, 2014 and 2013, respectively	5,333,000	4,815,000
Accounts receivable, related party	333,000	256,000
Inventories	16,544,000	14,140,000
Prepaid expenses	4,472,000	2,968,000
Deferred income tax assets	486,000	640,000
Total current assets	35,503,000	32,640,000

Property and equipment, net	3,315,000	3,068,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	71,000	92,000
Equity investments in and advances to unconsolidated affiliate	3,008,000	2,708,000
Total assets	$41,952,000	$38,563,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,099,000	$689,000
Accrued liabilities	1,195,000	1,036,000
Total current liabilities	2,294,000	1,725,000

Deferred income tax liabilities	1,752,000	1,257,000
Total liabilities	4,046,000	2,982,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,348,556 and 18,878,109 shares outstanding as of December 31, 2014 and 2013, respectively	183,000	189,000
Additional paid-in capital	17,833,000	18,994,000
Accumulated other comprehensive income	1,375,000	625,000
Retained earnings	18,515,000	15,773,000
Total shareholders' equity	37,906,000	35,581,000
Total liabilities and shareholders' equity	$41,952,000	$38,563,000

Condensed Consolidated Statements of Income

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$12,228,000	$10,508,000	$47,649,000	$43,806,000

Cost of goods sold, excluding depreciation and amortization	7,781,000	6,575,000	30,197,000	27,574,000
Gross profit	4,447,000	3,933,000	17,452,000	16,232,000

Operating expenses:
Selling, general and administrative	3,555,000	3,230,000	13,513,000	13,115,000
Depreciation and amortization	159,000	188,000	721,000	722,000
Total operating expenses	3,714,000	3,418,000	14,234,000	13,837,000

Income from operations	733,000	515,000	3,218,000	2,395,000
Other income:
Equity in income of unconsolidated affiliate	84,000	38,000	300,000	210,000
Gain on sale of marketable securites and investments in common stock warrants	-	350,000	409,000	350,000
Interest, net	3,000	6,000	16,000	9,000
Total other income	87,000	394,000	725,000	569,000

Income before provision for income taxes	$820,000	$909,000	3,943,000	2,964,000

Provision for income taxes	208,000	225,000	1,201,000	885,000

Net income	$612,000	$684,000	$2,742,000	$2,079,000

Basic earnings per common share	$0.03	$0.04	$0.15	$0.11

Diluted earnings per common share	$0.03	$0.04	$0.15	$0.11

Basic weighted average common shares outstanding	18,369,640	18,838,166	18,414,775	19,203,406

Diluted weighted average common shares outstanding	18,713,830	18,987,579	18,724,185	19,227,867